Exhibit 77(d)

Effective September 1, 2016, the JPMorgan Municipal Money Market Fund, JPMorgan New York Municipal Money Market Fund and JPMorgan California Municipal Money Market Fund adopted a non-fundamental policy to ordinarily invest, under normal circumstances, 100% of its total assets in weekly liquid assets (as defined under Rule 2a-7), as set forth in a filing made under Rule 497 of the Securities Act of 1933 with the Securities and Exchange Commission on March 2, 2016.